                                                                    EXHIBIT 12.1


             WASHINGTON MUTUAL FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

The calculation of Washington Mutual Finance's ratio of earnings to fixed charges as of the dates indicated is shown below.

                                                                                            Nine Months
                                                                                               Ended
                                                  Year Ended December 31,                   September 30,
                                 ----------------------------------------------------    ------------------

(Dollars in thousands)             1999        1998       1997      1996       1995        1999      2000
                                   ----        ----       ----      ----       ----        ----      ----
Income from operations before
   income taxes                  $118,712   $ 87,587   $ 76,031   $ 99,518   $107,741   $ 83,238   $100,202
                                 --------   --------   --------   --------   --------   --------   --------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                   149,609    133,211    128,887    120,758    114,917    107,851    146,148

Appropriate portion of
   rentals (33%)                    3,917      3,718      3,565      3,292      3,359      2,846      3,039
                                 --------   --------   --------   --------   --------   --------
Total fixed charges               153,526    136,929    132,452    124,050    118,276    110,697    149,187
                                 --------   --------   --------   --------   --------   --------   --------
Earnings available for
   fixed charges                 $272,238   $224,516   $208,483   $223,568   $226,017   $193,935   $249,389
                                 ========   ========   ========   ========   ========   ========   ========
Ratio of earnings
   to fixed charges                  1.77       1.64       1.57       1.80       1.91       1.75       1.67
                                 ========   ========   ========   ========   ========   ========   ========